Exhibit 99.1
PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 18, 2016	For immediate release

For more information, contact: Stephen Marsh, CEO & Board Chair at (802) 334-7915

Trading Symbol: CMTV
(traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2016, of $1,515,900 or $0.30 per share compared to $1,439,822 or $0.29 per share for the third quarter of 2015. Year to date earnings for 2016 were $3,980,593 or $0.78 per share compared to $3,627,366 or $0.72 per share a year ago.

Total assets at September 30, 2016 were $605,790,430 compared to $596,134,709 at year end and $588,960,139 at September 30, 2015. The asset growth has been driven by increases in loans in the amount of $12,067,466 and $14,768,763 respectively. The growth in loans has continued to support asset yields during this low rate environment when opportunities to increase net-interest-margin spreads are limited. Funding for the loan growth came from a combination of a decrease in cash and use of wholesale funds resulting in an increase in net interest income of $478,299, or 3.08% for the quarter ended September 30, 2016 compared to the same quarter in 2015. Adding to the margin, an increase in non-interest income of 5.85% and an increase in non-interest expenses of only 1% resulted in the increase in net income of 9.74%.

CEO and Board Chair Stephen Marsh commented on the third quarter results. “We are pleased to report these excellent earnings that are driven by strong loan growth, which is at the core of community banking. We remain committed to offering our customers the products they need to achieve their financial goals. The staff of Community National Bank is to be commended for their hard work and dedication to serving our customers and our communities.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable November 1, 2016 to shareholders of record as of October 15, 2016.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.